    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 6, 2002
                                                      REGISTRATION NO. 333-76886

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                 -----------------------------------------------

                               AMENDMENT NO. 1 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  GENVEC, INC.
                 -----------------------------------------------
              (Exact name of Registrant as specified in its charter)

                     DELAWARE                                    23-2705690
          --------------------------------                    ------------------------
          (State or other jurisdiction of                      (I.R.S. Employer
          incorporation or organization)                       Identification No.)


                            65 WEST WATKINS MILL ROAD
                             GAITHERSBURG, MD 20878
                                 (240) 632-0740
         ---------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               DR. PAUL H. FISCHER
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  GENVEC, INC.
                            65 WEST WATKINS MILL ROAD
                             GAITHERSBURG, MD 20878
                                 (240) 632-0740
                 -----------------------------------------------
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:

                               Steven Kaplan, Esq.
                                 Arnold & Porter
                            555 Twelfth Street, N.W.
                           Washington, D.C. 20004-1206
                                 (202) 942-5998

                APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE
                        OF THE SECURITIES TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /




         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

We will amend and complete the information in this prospectus. Although we are permitted by U.S. federal securities law to offer these securities using this prospectus, we may not sell them or accept your offer to buy them until the registration statement filed with the Securities and Exchange Commission (the "SEC" or "Commission") relating to these securities has been declared effective by the SEC. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.


                  SUBJECT TO COMPLETION, DATED FEBRUARY 6, 2002


PROSPECTUS

                                  GENVEC, INC.

                        3,582,000 SHARES OF COMMON STOCK

         The persons listed in this prospectus under "Selling Stockholders" may offer and sell up to 3,582,000 shares of our common stock. Information on the selling stockholders, and the times and manner in which they may offer and sell shares of our common stock under this prospectus, is provided under "Selling Stockholders" and "Plan of Distribution." We will not receive any proceeds from the sale of these shares by the selling stockholders.


         Our common stock trades on the Nasdaq National Market under the symbol "GNVC." On February 5, 2002, the last reported sale price for the common stock was $3.30 per share.


         INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU MAKE YOUR INVESTMENT DECISION. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS

GenVec, Inc...........................................................................................3


Risk Factors..........................................................................................4


Special Note Regarding Forward-Looking Statements.....................................................17


Use Of Proceeds.......................................................................................17


Selling Stockholders..................................................................................17


Plan Of Distribution..................................................................................19


Legal Matters.........................................................................................20


Experts...............................................................................................20


Where You Can Find More Information...................................................................21


Incorporation Of Certain Information By Reference.....................................................21


         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

         We have not taken any action to permit a public offering of the shares of common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

                                  GENVEC, INC.

         We develop gene-based products that cause medically beneficial proteins to be produced at the site of disease. We believe that local production of proteins over a sustained period will allow the proteins to have a potential benefit while minimizing the overall toxicity that can occur when large doses of a protein are introduced directly into the body.

         Our current areas of focus are diseases of the heart and blood vessels, cancer and diseases of the eye. We are developing products consisting of genes and vehicles, commonly called vectors, that deliver those genes into cells at the site of the disease.

         We have specialized in the use and improvement of particular types of vectors called adenovectors. These vectors are derived from adenoviruses, which are viruses that cause ailments such as the common cold. We believe that our adenovector technology allows us to test the therapeutic benefit of genes in a broad range of animal models of human disease. We believe that our technology also allows us to advance our product candidates to human testing, or clinical testing, generally in less time than traditional drug discovery methods.

         Since our incorporation in 1992, we have devoted substantially all of our resources to developing various gene-based products and are now focused on our current product candidates.

         Our address is 65 West Watkins Mill Road, Gaithersburg, MD 20878, and our telephone number is (240) 632-0740.

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING INFORMATION ABOUT SOME OF THESE RISKS BEFORE BUYING SHARES OF OUR COMMON STOCK. THE FOLLOWING RISKS AND UNCERTAINTIES ARE NOT THE ONLY ONES FACING US. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE ARE UNAWARE OF OR THAT WE CURRENTLY BELIEVE ARE NOT MATERIAL COULD ALSO MATERIALLY ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS. IN ANY CASE, THE VALUE OF THE COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE, INCLUDING OUR FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS. SEE ALSO,"SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF NET LOSSES, AND EXPECT TO CONTINUE TO INCUR NET LOSSES AND MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY.

         We have incurred net losses in each year since our inception in December 1992, including a net loss of $7.8 million for the year ended December 31, 2000 and $12.7 million for the nine months ended September 30, 2001. As of September 30, 2001, we had an accumulated deficit of approximately $63.5 million. We are unsure if or when we will become profitable. The size of our net losses will depend, in part, on the growth rate of our revenues and the level of our expenses.

         We derive substantially all of our revenues from payments from corporate collaborations, and will continue to do so for the foreseeable future. We expect that it will be several years, if ever, before we will recognize revenue from product candidate sales or royalties. A large portion of our expenses is fixed, including expenses related to facilities, equipment and personnel. In addition, we expect to spend significant amounts to fund research and development and to enhance our core technologies. As a result, we expect that our operating expenses will increase significantly over the next several years and, consequently, we will need to generate significant additional revenue to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a consistent basis.

WE WILL LIKELY NEED TO RAISE ADDITIONAL FUNDS IN THE FUTURE. IF WE ARE UNABLE TO OBTAIN THE FUNDS NECESSARY TO CONTINUE OUR OPERATIONS, WE MAY BE REQUIRED TO DELAY, SCALE BACK OR ELIMINATE ONE OR MORE OF OUR PRODUCT DEVELOPMENT OR RESEARCH PROGRAMS.

         Our future capital requirements will be substantial. We expect that we will require significant additional financing, which we may seek to raise through public or private equity offerings, debt financing, additional strategic alliances and licensing arrangements or some combination of these financing alternatives. Additional financing may not be available to us when needed, or it may be available only on terms unfavorable

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to us. To the extent that we raise additional capital by issuing equity or convertible securities, the ownership of existing stockholders would be diluted. If we cannot find adequate financing when needed, we may be required to significantly curtail one or more of our research and development programs or to obtain funds through agreements with corporate collaborators or others that may require us to surrender rights to some of our technologies or potential product opportunities, or to grant licenses on terms that are not favorable to us, any of which could negatively impact our operations and prevent us from achieving our business objectives.



OUR ABILITY TO DEVELOP, OBTAIN REGULATORY APPROVAL OF AND COMMERCIALIZE OUR POTENTIAL PRODUCTS DEPENDS, IN PART, ON COLLABORATIONS WITH OTHER COMPANIES. IF WE ARE UNABLE TO FIND COLLABORATORS, WE MAY NOT BE ABLE TO DEVELOP, TEST AND COMMERCIALIZE OUR PRODUCTS.

         To date, we only have entered into collaborative agreements with a limited number of companies, including Warner-Lambert, a wholly-owned subsidiary of Pfizer, Inc. Under the terms of our collaboration with Warner-Lambert, Warner-Lambert has been responsible for all costs related to clinical testing, manufacturing, regulatory approval, marketing and sales of our BIOBYPASS(R) products.

         Pfizer has notified us that it is discontinuing its collaboration with us for the development and commercialization of BIOBYPASS(R) products. Pfizer is responsible for all costs until our collaboration is terminated in July 2002, at which time we will be responsible for any costs connected with the additional development, testing and the commercialization of BIOBYPASS(R) products.

         The success of our business strategy depends, in part, on our ability to enter into collaborations with other companies for the development and commercialization of our product candidates, including BIOBYPASS(R). Unless we are able to enter into collaboration agreements, we will need to raise additional funds for the development, testing, and commercialization of our product candidates. If collaborations or funding are not available, we may have to delay or curtail the development and commercialization of certain of our product candidates.

         Except for our collaboration with Warner-Lambert to develop BIOBYPASS(R), our only other collaboration is with Fuso Industries, Ltd. to conduct research and to identify, evaluate and develop gene therapy products for the treatment of cancer. This collaboration agreement expires in September 2002. Although we are in the process of renewing our collaboration agreement with Fuso Industries and are attempting to secure additional collaborations, there can be no assurance that we will be successful in establishing and/or renewing these collaborations. In addition, any collaborations we enter into generally will expire after a fixed period of time, and there can be no assurance that we will be able to renew any collaboration agreements we enter into.

WE CANNOT BE SURE THAT OUR COLLABORATORS WILL PERFORM AS EXPECTED, AND COLLABORATIONS MIGHT PRODUCE CONFLICTS THAT COULD DELAY OR PREVENT THE DEVELOPMENT OR COMMERCIALIZATION OF OUR POTENTIAL PRODUCT CANDIDATES AND NEGATIVELY IMPACT OUR BUSINESS AND FINANCIAL CONDITION.

         We cannot control the resources that any collaborator may devote to our products. Our present or future collaborators may not perform their obligations as expected. These collaborators may breach or terminate their agreements with us or otherwise fail to conduct their collaborative activities successfully and in a timely manner. In addition, our collaborators may elect not to develop products arising out of our collaborative arrangements or to devote sufficient resources to the development, regulatory approval, manufacture, marketing or sale of these products. If any of these events occur, we may not be able to develop our technologies or commercialize our products.

         An important part of our strategy involves conducting multiple product development programs. We may pursue opportunities in fields that conflict with those of our collaborators. In addition, disagreements with our collaborators could develop over rights to our intellectual property. Any conflict with our collaborators could reduce our ability to obtain future collaboration agreements and negatively impact our relationship with existing collaborators. A conflict could also lead to delays in collaborative research, development, regulatory approval or commercialization of various products or could require or result in litigation or arbitration, which would be time consuming and expensive and could have a significant negative impact on our business, financial condition and results of operations.

OUR COLLABORATION AGREEMENTS MAY PROHIBIT US FROM CONDUCTING RESEARCH IN AREAS THAT MAY COMPETE WITH OUR COLLABORATION PRODUCTS. THIS COULD NEGATIVELY AFFECT OUR ABILITY TO DEVELOP PRODUCTS AND, ULTIMATELY, FROM ACHIEVING A CONTINUING SOURCE OF REVENUES.

         We anticipate that some of our corporate or academic collaborators will be conducting multiple product development efforts within each disease area that is the subject of the collaboration with us. In the past, we generally have agreed not to conduct independently or with any third party any research that is competitive with the research conducted under our collaborations. Therefore, our collaborations may have the effect of limiting the areas of research that we may pursue, either alone or with others. Our collaborators, however, may develop, either alone or with others, products in related fields that are competitive with the products or potential products that are the subject of their collaborations with us. In addition, competing products, either developed by the collaborators or to which the collaborators have rights, may result in their withdrawal of support for our product candidates.

         Generally under our academic collaborations, we retain the right to exclusively license any technologies developed using funding we provided. If we elect to not license a particular technology, the academic collaborator is typically free to use the technology for any purpose, including the development and commercialization of products that might compete with our products.

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WE ARE AN EARLY STAGE COMPANY DEPLOYING UNPROVEN TECHNOLOGIES, AND WE MAY NEVER
BE ABLE TO DEVELOP, GET REGULATORY APPROVAL OF OR MARKET ANY OF OUR PRODUCT CANDIDATES.

         Gene-based therapy is a new and rapidly evolving medical approach, which has not been shown to be effective on a widespread basis. Biotechnology and pharmaceutical companies have successfully developed and commercialized only a limited number of gene-based products to date. In addition, no gene therapy product has received regulatory approval in the United States or internationally. We also have only limited data relating to the safety and effectiveness of our product candidates or delivery systems. To date, none of our product candidates has been approved for sale in the United States or elsewhere. We may be unable to develop products or delivery systems that:

o        prove to be safe and effective;

o        meet applicable regulatory standards;

o        are capable of being manufactured at reasonable costs;

o        do not infringe the intellectual property rights of third parties;

o        are superior to products offered by third parties; or

o        can be marketed successfully.

         Gene-based products may be susceptible to various risks, including undesirable and unintended side effects from genes or the delivery systems, unintended immune responses, inadequate therapeutic efficacy or other characteristics that may prevent or limit their approval or commercial use. Successful products require significant development and investment, including a lengthy and uncertain period of testing to show their safety and effectiveness before their regulatory approval or commercialization. We have not proven our ability to develop, obtain regulatory approval of or commercialize gene-based products. We may be unable to successfully select those genes with the most potential for commercial development.





IF WE FAIL TO ADEQUATELY SHOW THE SAFETY AND EFFICACY OF OUR PRODUCT CANDIDATES, WE WILL NOT BE ABLE TO OBTAIN FDA APPROVAL OF OUR PRODUCT CANDIDATES.

         We face the risks of failure involved in developing therapies based on new technologies. While certain of our product candidates are in clinical trials, there are others for which we have not yet initiated clinical trials. For those product candidates not yet in clinical trials, we will need to conduct significant additional research and animal testing, referred to as preclinical testing, before any of these product candidates can advance to clinical trials. In addition, we will need to conduct further clinical testing of those product candidates currently in clinical trials. It may take us many years to complete preclinical testing and clinical trials, and failure could occur at any stage of testing. Acceptable results in early testing or trials may not be repeated later. Not all products in preclinical testing or early stage clinical trials will become approved products. Before we can file applications with the FDA for product approval, we must show that a particular product candidate is safe and effective. Even with respect to those product candidates currently in clinical trials, we must demonstrate the safety and efficacy of those product candidates before we can secure FDA approval. Our failure to adequately show the safety and efficacy of our product candidates would prevent FDA approval of our product candidates. Our product development costs will increase if we experience delays in testing or regulatory approvals or if we need to perform more or larger clinical trials than planned. If the delays are significant, they could negatively affect our financial results and the commercial

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prospects for our product candidates.




BECAUSE OUR COLLABORATORS OR WE MUST OBTAIN REGULATORY APPROVAL TO MARKET OUR PRODUCTS IN THE UNITED STATES AND IN NON-U.S. JURISDICTIONS, WE CANNOT PREDICT WHETHER OR WHEN WE WILL BE PERMITTED TO COMMERCIALIZE OUR PRODUCTS.

         The pharmaceutical industry is subject to stringent regulation by a wide range of authorities. We cannot predict whether our collaborators or we will obtain regulatory approval for any product we develop. No one can market a pharmaceutical product in the United States until it has completed rigorous preclinical testing and clinical trials of the product and an extensive regulatory approval process implemented by the FDA. To date, neither the FDA nor any other regulatory agency has approved a gene therapy product for sale in the United States or internationally. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Of particular significance are the requirements covering research and development, testing, manufacturing, quality control, labeling and promotion of drugs for human use. Before commencing clinical trials, we must submit to and receive approval from the FDA of an Investigational New Drug application. Clinical trials are subject to oversight by Institutional Review Boards and the FDA. Clinical trials are also subject to:

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o        informed consent;
o        good clinical practices;
o        continuing FDA oversight;
o        potentially large numbers of test subjects; and
o potential suspension by us, our collaborators or the FDA at any time if it is believed that the subjects participating in these trials are being exposed to unacceptable health risks or if the FDA finds deficiencies in the Investigational New Drug application or the conduct of these trials.

         We may encounter delays or rejections in the regulatory approval process because of additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review. Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against our product candidates or us. If regulatory approval of a product is granted, this approval will be limited to those disease indications for which the product has shown through clinical trials to be safe and effective. The FDA also strictly regulates promotion and labeling after approval. Outside the United States, our ability to market a product is contingent upon receiving clearances from the appropriate regulatory authorities. This non-U.S. regulatory approval process includes all of the risks associated with FDA clearance described above.


IF WE OR OUR COLLABORATORS ARE UNABLE TO MANUFACTURE OUR PRODUCTS IN SUFFICIENT QUANTITIES OR ARE UNABLE TO OBTAIN REGULATORY APPROVALS FOR OUR MANUFACTURING FACILITY, WE MAY BE UNABLE TO MEET DEMAND AND MAY LOSE POTENTIAL REVENUES.

         Completion of our clinical trials and commercialization of our product candidates require access to, or development of, facilities to manufacture a sufficient supply of our product candidates. We have limited experience manufacturing any of our proposed products in the volumes that will be necessary to support large-scale clinical trials or commercial sales. If we or our collaborators are unable to manufacture our product candidates in clinical or, when necessary, commercial quantities, then we will need to rely on third-party manufacturers to manufacture compounds for clinical and commercial purposes.


         These third-party manufacturers must receive FDA approval before they can produce clinical material or commercial product. Our products may be in competition with other products for access to these facilities and may be subject to delays in manufacture if third parties give other products greater priority than ours. In addition, we may not be able to enter into any necessary third-party manufacturing arrangements on acceptable terms, or on a timely basis. There are very few contract manufacturers who currently have the capability to produce our proposed products, and the inability of any of these contract manufacturers to deliver our required quantities of product candidates

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timely and at commercially reasonable prices would negatively affect our operations.

         Before our collaborators or we can begin commercially manufacturing any of our product candidates, our collaborators or we must obtain regulatory approval of our manufacturing facility and process. Manufacturing of our proposed products must comply with the FDA's current Good Manufacturing Practices requirements, commonly known as cGMP, and non-U.S. regulatory requirements. The cGMP requirements govern quality control and documentation policies and procedures. In complying with cGMP and non-U.S. regulatory requirements, we will be obligated to expend time, money and effort in production, record keeping and quality control to assure that the product meets applicable specifications and other requirements. Our collaborators or we must also pass a pre-approval inspection before FDA approval. If our collaborators or we fail to comply with these requirements, our product candidates would not be approved. If our collaborators or we failed to comply with these requirements after approval, we would be subject to possible regulatory action and may be limited in the jurisdictions in which we are permitted to sell our products. The FDA and non-U.S. regulatory authorities also have the authority to perform unannounced periodic inspections of our manufacturing facility to ensure compliance with cGMP and non-U.S. regulatory requirements.

         We intend to develop our own manufacturing capability, which will require significant resources and will be subject to ongoing government approval and oversight. Our efforts may not be successful.

IF SUCCESSFUL LARGE-SCALE MANUFACTURING OF GENE-BASED THERAPIES IS NOT POSSIBLE, WE MAY BE UNABLE TO MANUFACTURE ENOUGH OF OUR PRODUCT CANDIDATES TO ACHIEVE REGULATORY APPROVAL OR MARKET OUR PRODUCTS.

         Very few companies have showed successful large-scale manufacturing of gene-based therapy products, and it is anticipated that significant process development changes will be necessary for the commercial process. We may be unable to manufacture commercial-scale quantities of gene-based therapy products, or receive appropriate governmental approvals on a timely basis or at all. Failure to successfully manufacture or obtain appropriate government approvals on a timely basis would prevent us from achieving our business objectives.

WE MAY EXPERIENCE DIFFICULTIES OR DELAYS IN PRODUCT MANUFACTURING, WHICH ARE BEYOND OUR CONTROL AND COULD HARM OUR BUSINESS, BECAUSE WE RELY ON THIRD-PARTY MANUFACTURERS.

         We currently expect to produce our product candidates through third-party manufacturers. Problems with any manufacturing processes could result in product defects, which could require us to delay shipment of products or recall products previously shipped. In addition, any prolonged interruption in the operations of our or a third party's manufacturing facilities could result in the cancellation of shipments. A number of factors could cause interruptions, including equipment malfunctions or failures, or damage to a facility due to natural disasters or otherwise. Because our

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manufacturing processes are or are expected to be highly complex and subject to a lengthy FDA approval process, alternative qualified production capacity may not be available on a timely basis or at all. Difficulties or delays in our manufacturing could increase our costs and damage our reputation.

         The manufacture of pharmaceutical products can be an expensive, time-consuming, and complex process. Manufacturers often encounter difficulties in scaling-up production of new products, including problems involving the transfer of manufacturing technology, production yields, quality control and assurance, and shortages of personnel. Delays in formulation and scale-up to commercial quantities could result in additional expense and delays in our clinical trials, regulatory submissions and commercialization.

WE RELY ON ONLY ONE SUPPLIER FOR SOME OF OUR MANUFACTURING MATERIALS. ANY PROBLEMS EXPERIENCED BY ANY OF THESE SUPPLIERS COULD NEGATIVELY AFFECT OUR OPERATIONS.

         We rely on third-party suppliers and vendors for some of the materials used in the manufacture of our product candidates. Some of these materials are available from only one supplier or vendor. Currently, we procure raw materials, known as resins, for our product purification and testing methods from Applied Biosystems. We also obtain nutrients we use to support the growth of microorganisms or other cells from JRH Biosciences, Inc. Any significant problem experienced by one of our sole-source suppliers could result in a delay or interruption in the supply of materials to us until such supplier resolves the problem or an alternative source of supply is located. Any delay or interruption would likely lead to a delay or interruption of manufacturing operations, which could negatively affect our operations.

WE FACE SUBSTANTIAL COMPETITION FROM OTHER COMPANIES AND RESEARCH INSTITUTIONS THAT ARE DEVELOPING PRODUCTS TO TREAT THE SAME DISEASES THAT OUR PRODUCT CANDIDATES TARGET, AND WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY.

         We compete with pharmaceutical and biotechnology companies that are pursuing other forms of treatment for the diseases BIOBYPASS(R) angiogen and our other product candidates target. We may also face competition from companies that may develop competing technology internally or acquire it from universities and other research institutions. As these companies develop their technologies, they may develop proprietary positions, which may prevent or limit our product commercialization efforts.

         Some of our competitors are established companies with greater financial and other resources than we have. We expect that competition in our business will intensify. Our competitors may succeed in:

o        identifying important genes or delivery mechanisms before us;
o        developing products or product candidates earlier than we do;
o forming collaborations before we do, or precluding us from forming collaborations with others;
o obtaining approvals from the FDA or other regulatory agencies for such products

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         more rapidly than we do;
o developing and validating manufacturing processes more rapidly than we do;
o obtaining patent protection or other intellectual property rights that would limit our ability to use our technologies or develop products; or
o developing products that are safer or more effective than those we develop or propose to develop.

         While we seek to expand our technological capabilities to remain competitive, research and development by others may render our technology or product candidates obsolete or noncompetitive or result in treatments or cures superior to any therapy developed by us.

RISKS RELATED TO OUR INDUSTRY

IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR COMPETITORS MAY BE ABLE TO TAKE ADVANTAGE OF OUR RESEARCH AND DEVELOPMENT EFFORTS TO COMPETE WITH US.

         Our commercial success will depend in part on obtaining patent protection for our products and other technologies and successfully defending these patents against third party challenges. Our patent position, like that of other biotechnology firms, is highly uncertain and involves complex legal and factual questions. The biotechnology patent situation in the United States and other countries is uncertain and is currently undergoing review and revision. Changes in, or different interpretations of, patent laws in the United States and other countries might allow others to use our discoveries or to develop and commercialize our products without any compensation to us.

         Our ability to develop and protect a proprietary position based on biotechnological innovations and technologies involving genes and gene-based therapy, delivery systems, production, formulations and the like, is particularly uncertain. The U.S. Patent and Trademark Office, as well as patent offices in other countries, have often required that patent applications concerning biotechnology-related inventions be limited or narrowed substantially. Our disclosures in our patent applications may not be sufficient to meet the statutory requirements for patentability in all cases. In addition, other companies or institutions possess issued patents and have filed and will file patent applications that cover or attempt to cover genes, vectors, cell lines, and methods of making and using gene-based therapy products that are the same as or similar to the subject matter of our patent applications. For example, while we have pending patent applications pertaining to various types of adenovectors that cannot reproduce themselves, adenovectors modified to alter cell binding characteristics and special cell lines used to grow adenovectors, we are aware of issued patents and pending patent applications of other companies and institutions relating to the same subject matter. Patents and patent applications of third parties may have priority over our issued patents and our pending or yet to be filed patent applications. Proceedings before the U.S. Patent and Trademark Office and other patent offices to determine who properly lays claim to inventions are costly and time consuming, and we may not win in any such proceedings.

         The issued patents we already have or may obtain in the future may not provide commercially meaningful protection against competitors. Other companies or institutions may challenge our or our collaborators' patents in the United States and other countries. In the event a company, institution or researcher infringes upon our or our collaborators' patent rights, enforcing these rights may be difficult and can be expensive and time consuming, with no guarantee that our or our collaborators' patent rights will be upheld. Others may be able to design around these patents or develop unique products providing effects similar to our products. Thus, for example, although we have an issued U.S. patent broadly covering stocks of adenovectors that cannot reproduce themselves, our competitors may find ways to get around this patent. In addition, our competitors may legally challenge our patent and it may be held to be invalid. Further, various components used in developing gene-based therapy products, such as particular genes, vectors, promoters, cell lines and construction methods, used by others and us are available to the public. As a result, we are unable to obtain patent protection with respect to such components, and third parties can freely use such components. Third parties may develop products using such components that compete with our potential products. Also, with respect to some of our patentable inventions, our collaborators or we have decided not to pursue patent protection outside the United States. Accordingly, our competitors could develop, and receive non-U.S. patent protection for gene-based therapies or technologies for which our collaborators or we have or are seeking U.S. patent protection. Our competitors may be free to use these gene-based therapies or technologies outside the United States in the absence of patent protection.

         Where we believe patent protection is not appropriate we rely to a limited extent on trade secrets to protect our technology. However, trade secrets are difficult to protect. While we have entered into confidentiality agreements with employees and collaborators, we may not be able to prevent the disclosure of our trade secrets. In addition, other companies or institutions may independently develop substantially equivalent information and techniques.

IF OUR POTENTIAL PRODUCTS CONFLICT WITH INTELLECTUAL PROPERTY RIGHTS OF COMPETITORS, UNIVERSITIES OR OTHERS, THEN WE MAY BE PREVENTED FROM DEVELOPING THOSE PRODUCT CANDIDATES.

         Other companies and institutions have issued patents and have filed and will file patent applications that may issue into patents that cover or attempt to cover genes, vectors, cell lines and methods of making and using gene-based therapy products used in or similar to our product candidates and technologies. For example, we are aware of issued patents and pending patent applications relating to the delivery, including through the use of adenovectors, of medically beneficial substances to the heart and other tissues, similar to our BIOBYPASS(R) angiogen, and special cell lines required for the production of certain adenovectors, including a cell line we use in the production of our BIOBYPASS(R) angiogen. It could be alleged that our BIOBYPASS(R) angiogen conflicts with these patents. We also are aware of other issued patents and pending patent applications that relate to various aspects of our product candidates and systems, and it could be alleged that our product candidates conflict with these patents. We have not conducted freedom to use patent searches on all aspects of our product candidates or potential product candidates, and may be unaware of relevant patents and patent applications of third parties. In addition, those freedom to use patent searches that have been conducted may not have identified all relevant issued patents or all relevant pending patent applications that could issue into patents, particularly in view of the characterizations of the subject matter of issued patents and pending patent applications, as well as the fact that pending patent applications can be maintained in secrecy for a period of time and, in some instances, until issuance as patents.

         An issued patent gives rise to a rebuttable presumption of validity under U.S. law and the laws of some other countries. The holders of these or other patents could bring legal actions against our collaborators or us for damages or to stop us or our collaborators from using the affected technology, which could limit our ability to develop and commercialize our product candidates. If any of our potential products are found to infringe a patent of a competitor or third party, we or our collaborators may be required to pay damages and to either obtain a license in order to continue to develop and commercialize the potential products or, at the discretion of the competitor or third party, to stop development and commercialization of the potential products. Since we have concentrated our resources on developing only a limited numbers of products, the inability to market one of our products would disproportionately affect us as opposed to a competing company with many products in development.

         We believe that there will be significant litigation in our industry regarding intellectual property rights. Many of our competitors have and are continuing to expend significant amounts of time, money and management resources on intellectual property litigation. If we become involved in litigation, it could consume a substantial portion of our resources and could adversely affect our business, financial condition and results of operations, even if we ultimately are successful in such litigation, in view of our limited resources.

IF OUR RIGHT TO USE INTELLECTUAL PROPERTY THAT WE LICENSE FROM OTHERS IS AFFECTED, OUR ABILITY TO DEVELOP AND COMMERCIALIZE OUR PRODUCT CANDIDATES MAY BE HARMED.

         We rely, in part, on licenses to use some technologies that are material to our business. For example, to create our product candidates, we combine our vectors with genes intended to produce proteins. For our current product candidates, we have secured licenses to use the VEGF(121), iNOS, TNF(alpha), and PEDF genes. We do not own the patents that underlie these licenses. For these genes, we do not control the enforcement of the patents. We rely upon our licensors to properly prosecute and file those patent applications and to prevent infringement of those patents.

         While many of the licenses under which we have rights provide us with exclusive rights in specified fields, the scope of our rights under these and other licenses may be subject to dispute by our licensors or third parties. In addition, our rights to use these technologies and practice the inventions claimed in the licensed patents and patent applications are subject to our licensors abiding by the terms of those licenses and not terminating them.

         Any of our licenses may be terminated by the licensor if we are in breach of a term or condition of the license agreement, or if we become insolvent. In addition, some of our licenses require us to achieve specific milestones.

         Our product candidates and potential product candidates will require several components that may each be the subject of a license agreement. The cumulative license fees and royalties for these components may make the commercialization of these product candidates uneconomical.

ADVERSE EVENTS IN THE FIELD OF GENE THERAPY MAY NEGATIVELY AFFECT REGULATORY APPROVAL OR PUBLIC PERCEPTION OF OUR PRODUCTS OR PRODUCT CANDIDATES.

         In September 1999 a patient undergoing gene therapy using an adenoviral vector to deliver a therapeutic gene died as a result of an adverse reaction to the treatment. This death was widely publicized. His family has since filed lawsuits against his doctors and the University of Pennsylvania. Other patient deaths, although not related to gene-therapy treatment, have occurred in other clinical trials. These deaths and the resulting publicity surrounding them, as well as any other serious adverse events in the field of gene therapy that may occur in the future, may result in greater governmental regulation of our product candidates and potential regulatory and institutional delays relating to the testing or approval of our product candidates. The National Institutes of Health and its advisory bodies routinely review the field of gene therapy and issue reports on the adverse events reported by investigators. A Gene Transfer Safety Assessment Board is being established to review serious adverse event reports, annual reports and other safety information in order to assess toxicity and safety and report these findings at NIH Recombinant DNA Advisory Committee
(RAC) meetings. Likewise, the FDA is considering a proposed rule to require submission of redacted INDs and required IND safety and annual reports for the purpose of making this information public. Any increased scrutiny could delay or increase the costs of our product development efforts or clinical trials.

         The commercial success of our product candidates will depend in part on public acceptance of the use of gene therapies for the prevention or treatment of human disease. Public attitudes may be influenced by claims that gene therapy is unsafe, and gene therapy may not gain the acceptance of the public or the medical community. Negative public reaction to gene therapy could result in greater government regulation and stricter clinical trial oversight and commercial product labeling requirements of gene therapies and could cause a decrease in the demand for any products we may develop.

WE MAY BE SUED FOR PRODUCT LIABILITY, WHICH COULD DAMAGE OUR REPUTATION AND EXPOSE US TO UNANTICIPATED COSTS.

         We, alone or with our collaborators, may be held liable if any product our collaborators or we develop, or any product which is made with the use or incorporation of any of our technologies, causes injury or is found otherwise unsuitable during product testing, manufacturing, marketing or sale. Regardless of the merit or eventual outcome, product liability claims may result in:

o        withdrawal of product candidates from our clinical trials;
o        damage to our reputation;
o        costs of litigation;
o        substantial monetary awards to plaintiffs; and
o        decreased demand for our products or product candidates.

         Although we currently have and intend to maintain product liability insurance, this insurance may become prohibitively expensive, or may not fully cover our potential liabilities. Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of products developed by us or in collaboration with others. If we are sued for any injury caused by our products or our products made in collaboration with others, our liability could exceed our total resources.

WE USE HAZARDOUS CHEMICALS AND RADIOACTIVE AND BIOLOGICAL MATERIALS IN OUR BUSINESS. ANY DISPUTES RELATING TO IMPROPER HANDLING, STORAGE OR DISPOSAL OF THESE MATERIALS COULD BE TIME CONSUMING AND COSTLY.

         Our research and development processes involve the use of hazardous materials, including chemicals and radioactive and biological materials, and also produce hazardous waste products. Hazardous chemicals used in our processes include, but are not limited to, flammable solvents such as methanol and ethanol, toxic chemicals such as ethidium bromide and formaldehyde, and corrosive chemicals such as acetic acid and sodium hydroxide. We also use several radioactive compounds, including phosphorous-32, carbon-14, sulfur-35, phosphorous-33, iodine-125, hydrogen-3, and chromium-51.

         The hazardous biological material used in our research and development activities include human and animal cell lines and viruses, such as adenoviruses, and animals infected with human viruses. Some of the biological material may be novel, including viruses with novel properties. We cannot eliminate the risk of accidental contamination or discharge or injury from these materials. Federal, state, and local laws and regulations govern the use, manufacture, storage, handling and disposal of these materials. We could be subject to civil damages in the event of an improper or unauthorized release of, or exposure of individuals to, these hazardous materials. In addition, claimants may sue us for injury or contamination that results from our use or the use by third parties of these materials, and our liability may exceed our total assets. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair our research, development or production efforts.

         Although we have general liability insurance, these policies contain exclusions from insurance against claims arising from pollution from chemical or radioactive materials. Our collaborators are working with these types of hazardous materials in connection with our collaborations. In the event of a lawsuit or investigation, we could be held responsible for any injury we or our collaborators cause to persons or property by exposure to, or release of, any hazardous materials. However, we believe that we are currently in compliance with all applicable environmental and occupational health and safety regulations.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements also may be included in other statements that we make, including the information incorporated herein by reference. All statements that are not descriptions of historical facts are forward-looking statements, based on management's estimates, assumptions and projections that are subject to risks and uncertainties. These statements can generally be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "may," "will," "should," or "anticipates" or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable as of the date thereof, actual results could differ materially from those currently anticipated due to a number of factors, including risks relating to the early stage of products under development; uncertainties relating to clinical trials; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of our product candidates (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks). Additional important factors that could cause actual results to differ materially from our current expectations are identified in other filings with the Securities and Exchange Commission. We will not update any forward-looking statements to reflect events or circumstances that occur after the date on which the statement is made, except as may be required by law.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares offered by this prospectus. The selling stockholders will receive all of the proceeds.

                              SELLING STOCKHOLDERS

         The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by each selling stockholder as of January 15, 2002 and the number of shares that may be offered pursuant to this prospectus. In some instances, the shares of common stock offered pursuant to this prospectus may be sold by the pledgees, donees, transferees, assignees or other successors-in-interest that receive their shares from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer after the date of this prospectus, and the term "selling stockholders" as used herein shall include such pledgees, donees, transferees, assignees or other successors-in-interest. The table has been prepared based upon information furnished to us by or on behalf of the selling stockholders.

         The selling stockholders may decide to sell all, some, or none of the shares of common stock listed below. We cannot provide you with an estimate of the number of shares of common stock that the selling stockholders will hold in the future.

         For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares.

         As explained below under "Plan of Distribution," we have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

      Selling                   Shares Beneficially              Shares           Shares Beneficially Owned
  Stockholder (1)            Owned Prior to Offering (2)         Offered              After the Offering
                              Number           Percent                            Number            Percent
                              ------           -------                            ------            -------
HealthCare Ventures V, L.P.  1,791,000          8.24%            1,791,000          0                  0
HealthCare Ventures VI, L.P. 1,791,000          8.24%            1,791,000          0                  0

------------------------
(1) HealthCare Partners V, L.P. ("HCPV") is the general partner of HealthCare Ventures V, L.P. ("HCVV") and HealthCare Partners VI, L.P. ("HCPVI") is the general partner of HealthCare Ventures VI, L.P. ("HCVVI"). Pursuant to the investor rights agreement by and among the selling stockholders and us, the selling stockholders have appointed Harold R. Werner as their designee to our board of directors. Mr. Werner is a general partner of HCPV and HCPVI. Mr. Werner, together with James H. Cavanaugh, Ph.D., William Crouse, John W. Littlechild, Christopher Mirabelli, Ph.D. and Augustine Lawlor, the other general partners of HCPV, share voting and investment control with respect to shares owned by HCVV. Mr. Werner, together with Drs. Cavanaugh and Mirabelli, Messrs. Crouse, Littlechild and Lawlor, and Eric Aguiar, Ph.D., the other general partners of HCPVI, share voting and investment control with respect to shares owned by HCVVI. Neither Mr. Werner nor any of the other general partners of HCPV and HCPVI own any shares of our capital stock in their individual capacities. The address of each of the named selling stockholders is 44 Nassau Street, Princeton, NJ 08542.
(2) Based upon 21,726,727 shares of common stock outstanding on January 15, 2002.

                              PLAN OF DISTRIBUTION

         The selling stockholders, including their pledgees, transferees, assignees, donees or other successors-in-interest, may, from time to time, sell any or all of their shares of common stock, at fixed or negotiated prices, using one or more of the following methods:

o on the Nasdaq National Market, or on any other stock exchange, market or trading facility on which GenVec's common stock may from time to time be trading;

o        in privately negotiated transactions or otherwise;

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o        short sales;

o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

o        a combination of any such methods of sale; and

o        any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of GenVec securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         GenVec is required to pay all fees and expenses incident to the registration of the shares, including certain fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         To the extent required, we will amend or supplement this prospectus to disclose material arrangements regarding the plan of distribution. In addition, upon our being notified by a selling stockholder that a donee, pledgee, assignee, transferee or other successor-in-interest intends to sell more than 500 shares, we will file a supplement to this prospectus pursuant to such proposed sale.

         To comply with the securities laws of certain jurisdictions, registered or licensed brokers or dealers may need to offer or sell the shares offered by this prospectus. The applicable rules and regulations under the Exchange Act may limit any person engaged in a distribution of the shares of common stock covered by this prospectus in its ability to engage in market activities with respect to such shares. A selling stockholder, for example, will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, which provisions may limit the timing of purchases and sales of any shares of common stock by that selling stockholder.

                                  LEGAL MATTERS

         Arnold & Porter, special counsel to GenVec, has delivered its legal opinion to the effect that the 3,582,000 shares of common stock offered hereby have been validly issued and are fully paid and nonassessable.

                                     EXPERTS

         KPMG LLP, independent accountants, have audited our financial statements as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000 included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report also included therein, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on KPMG LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the public reference room. You can request copies of these documents by writing to the Commission and paying a fee for the copying cost. Our filings with the Commission are also available at the Commission's web site at http://www.sec.gov. We also maintain a web site at http://www.genvec.com, which provides additional information about our company. The information set forth on our web site is not part of this prospectus.

         We have filed a registration statement on Form S-3 with the Commission under the Securities Act relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. Some information has been omitted in accordance with the rules and regulations of the Commission. For further information, please refer to the registration statement and the exhibits and schedules filed with it.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents previously filed by GenVec with the SEC pursuant to the Exchange Act are hereby incorporated by reference in this prospectus and made a part hereof:

         (a) Our Annual Report on Form 10-K for the year ended December 31, 2000, and amendment number 1 thereto;

         (b) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;


         (c) Our Current Reports on Form 8-K dated January 3, 2002 and January 24, 2002; and


         (d) The description of our common stock, par value $0.001 per share, contained in a registration statement on Form 8-A filed on December 7, 2000.

         All documents we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part of this prospectus from the date of filing of such documents or reports. Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this prospectus.

         We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests for copies should be directed to GenVec, Inc., Attention: Secretary, 65 West Watkins Mill Road, Gaithersburg, MD 20878, telephone: (240) 632-0740.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses payable by GenVec, Inc. in connection with the sale and distribution of the common stock registered hereby:

                SEC Registration Fee                               $ 3,373.03
                Accounting Fees                                    $ 3,000.00
                Legal Fees and Disbursements                       $20,000.00
                Nasdaq Additional Listing Fee                      $22,500.00
                Miscellaneous                                      $ 2,500.00
                                                                    ---------
                      Total:                                       $51,373.03

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in the terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our Amended and Restated Certificate of Incorporation and our Bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as officers or directors to the fullest extent not prohibited by Delaware law.

ITEM 16. EXHIBITS.

         The following documents are filed herewith (unless otherwise indicated) and made a part of this registration statement.

EXHIBIT NO        DESCRIPTION OF EXHIBIT
----------        ----------------------
4.1               Stock Purchase Agreement, dated as of December 21, 2001, by and among HealthCare
                  Ventures V, L.P., HealthCare Ventures VI, L.P. and the Company.  Incorporated by
                  reference to Exhibit 4.1 to the Company's Form 8-K filed January 3, 2002 (File No.
                  0-24469).

4.2               Investor Rights Agreement dated as of December 21, 2001, by and among HealthCare
                  Ventures V, L.P., HealthCare Ventures VI, L.P. and the Company.  Incorporated by
                  reference to Exhibit 4.2 to the Company's Form 8-K filed January 3, 2002 (File No.
                  0-24469).

5                 Opinion of Arnold & Porter as to the validity of the shares of common stock.*

23.1              Consent of Arnold & Porter (Included in Exhibit 5).*

23.2              Consent of Independent Auditors.*

24                Power of Attorney of the Company's Directors.*

-------------
*  Previously filed


ITEM 17. UNDERTAKINGS.

(A)      The undersigned Registrant hereby undertakes:

(1) To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on February 5, 2002.


                                                         GENVEC, INC.

                                            By:      /s/ PAUL H. FISCHER
                                                     ---------------------------
                                                     Paul H. Fischer, Ph.D.
                                                     President and
                                                     Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


             SIGNATURE                                       TITLE                                  DATE
             ---------                                       -----                                  ----
/s/ PAUL H. FISCHER                                 Director, President and                    February 5, 2002
-----------------------------------                  Chief Executive Officer
Paul H. Fischer, Ph.D.                            (Principal Executive Officer)


/s/ JEFFREY W. CHURCH                         Chief Financial Officer, Treasurer               February 5, 2002
-----------------------------------                       and Secretary
Jeffrey W. Church                          (Principal Financial and Accounting Officer)


               *                                           Director                            February 5, 2002
-----------------------------------
Herbert J. Conrad


               *                                           Director                            February 5, 2002
-----------------------------------
Harry T. Rein


               *                                           Director                            February 5, 2002
-----------------------------------
Wendell Wierenga, Ph.D.


               *                                           Director                            February 5, 2002
-----------------------------------
Gregory F. Zaic


               *                                           Director                            February 5, 2002
-----------------------------------
Wayne T. Hockmeyer, Ph.D.


               *                                           Director                            February 5, 2002
-----------------------------------
John H. Landon



               *                                           Director                            February 5, 2002
-----------------------------------
Harold R. Werner


*By:

/s/ PAUL H. FISCHER
-------------------
Paul H. Fischer, Ph.D.
Attorney-in-fact